Exhibit 99.1

DEFERRED COMPENSATION AGREEMENT

        THIS AGREEMENT is made and entered into as of this 26th day of December, 2006 by and between Kenneth R. Meyers (hereinafter referred to as "Executive") and Telephone and Data Systems, Inc. (hereinafter referred to as "Company"), a Delaware corporation, located at 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602.

WITNESSETH

        WHEREAS, the Board of Directors of the Company has appointed the Executive as Executive Vice President and Chief Financial Officer and director of the Company effective January 1, 2007, and the Company desires to assure the continued loyalty, service and counsel of the Executive;

WHEREAS, the Executive desires to defer a portion of his compensation until retirement, resignation, disability or death.

        NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Deferred Compensation Account. The Company agrees to establish and maintain a book reserve (the "Deferred Compensation Account") for the purpose of measuring the amount of deferred compensation payable under this Agreement. Credits shall be made to the Deferred Compensation Account as follows:

a)	Salary Deferral. On each issuance of a payroll check to the Executive of salary for services performed in the 2007 calendar year or in calendar years commencing thereafter, there shall be deducted an amount equal to (select either (i) or (ii)): (i) $________ or (ii) Nine (9) percent of such gross salary. Such deducted amount will be credited to the Deferred Compensation Account as of the last day of the month in which such check is to be issued.

b)	Bonus Deferral. On each issuance to the Executive of a check in full or partial payment of any bonus payable for services performed in the 2007 calendar year or in calendar years commencing thereafter, there shall be deducted an amount equal to _______ percent of such gross bonus payment. Such deducted amount will be credited to the Deferred Compensation Account as of the last day of the month in which such check is to be issued.

c)	Retroactive Base Pay Increase Deferral. On each issuance to the Executive of a check in full or partial payment of any retroactive base pay increase (i.e., the amount of money accrued between the date the pay increase was made effective and the date the increase is to be paid), there shall be deducted an amount equal to Nine (9) percent of such gross retroactive base pay increase. Such deducted amount will be credited to the Deferred Compensation Account as of the last day of the month in which such check is to be issued.

d)	Interest. Commencing on February 28, 2007, and on the last day of each month thereafter until the Deferred Compensation Account has been distributed in full, there shall be credited to the Deferred Compensation Account (before any amount is credited for the month then ending pursuant to paragraph 1(a), 1(b) or 1(c)), interest compounded monthly computed at a rate equal to one-twelfth (1/12) of the sum of (i) the average 30-year Treasury Bond rate of interest (as published in Bloomberg.com for the last day of the preceding month) plus (ii) 1.25% (monthly interest).

Monthly reports which specify the amount credited to the Executive's Deferred Compensation Account during the previous month (amount deferred plus interest) and the then current balance, shall be provided to the Executive.

e)	Change in Deferral Election. The Executive at any time may elect, in accordance with procedures established by the Company, to change the deferral amounts or percentages set forth in paragraph 1(a), 1(b) or 1(c) (including an election to cease deferrals under this Agreement), provided that any such election shall apply only to amounts payable with respect to services performed in the calendar year following the calendar year during which such election is made.

2.	Payment of Deferred Compensation.

a)	In the event the Executive terminates his employment for whatever reason, the Company will compute the balance in the Deferred Compensation Account as of the last day of the preceding month (the "Ending Balance"). In the event that the Executive becomes disabled, the Executive's employment shall be deemed to terminate on the date of his or her disability. For these purposes, "disability" means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, which results in the Executive's (i) inability to engage in any substantial gainful activity or (ii) receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company or one of its affiliates.

b)	The Executive will elect the payment method for receiving his Ending Balance either in a lump sum or in an indicated number of installments. This determination will be made at the time of execution of the Agreement in paragraph 2(e). In the event the Executive elects payment of his Deferred Compensation Account in a lump sum, such lump sum payment shall be made, subject to paragraph 2(f) below, within thirty (30) days following the Executive's termination of employment.

c)	In the event the Executive chooses the installment option, he will inform the Company of the number of installments he wishes to receive. The installments will be paid quarterly (not to exceed 20 quarters) commencing, subject to paragraph 2(f) below, with the fifteenth day of the quarter following the quarter in which the Executive's service with the Company terminates. Subject to paragraph 2(f) below, installments will then be paid on the fifteenth day of each succeeding calendar quarter until the Ending Balance and all accrued interest, which includes interest earned during the installment period, has been paid.

d)	If the Executive dies prior to the total distribution of the Ending Balance, the Company shall pay an amount equal to the then current balance including accrued interest in the Deferred Compensation Account. Such payment shall be made in a lump sum within 30 days following the Executive's death to the Executive's Designated Beneficiary (as hereinafter defined). However, if the Executive is married at the time of death, the Executive may designate (at the time of entering this Agreement) that the payments specified in paragraph 2(c) continue to the spouse. If such spouse dies before all payments are made, the procedures in paragraphs 3(a) and 3(b) shall apply.

e)	Payment of Deferred Compensation Election (Executive should choose one option):

i)	Lump sum distribution; or

ii)	X Installment Method. The amount of each installment shall be equal to one-twentieth (cannot be less than one-twentieth) of the Ending Balance plus accrued interest compounded monthly for the preceding calendar quarter.

If the Executive does not complete the blanks shown above in paragraph 2(e), the Executive will be deemed to have chosen the lump sum option.

Installment payments (to be completed only if item ii) - Installment Method is selected above and the Executive designates his or her spouse as beneficiary):

X shall shall not

be paid or continue to be paid to the Executive's spouse after the death of the Executive.

f)	Notwithstanding any provision within this Agreement to the contrary, if the Executive is entitled to payment of his Deferred Compensation Account because of his termination of employment for a reason other than his death or disability, no such payment shall be made before the date which is six (6) months after the date of the Executive's termination of employment (or if earlier, the date of the Executive's death). The aggregate amount of any payment of the Deferred Compensation Account which the Executive cannot receive during the six-month period following the Executive's termination of employment shall be paid to the Executive within thirty (30) days after the end of such six-month period.

g)	Notwithstanding any provision within this Agreement to the contrary, the Executive's employment with the Company shall be deemed to have terminated for purposes of distribution of the Deferred Compensation Account only if such termination is a "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Code") and guidance provided by the Treasury with respect thereto.

3.	Designation of Beneficiaries.

a)	The Executive may designate a beneficiary to receive any amount payable pursuant to paragraph 2(d) (the "Designated Beneficiary") by executing and filing with the Company during his lifetime, a Beneficiary Designation in the form attached hereto. The Executive may change or revoke any such designation by executing and filing with the Company during his lifetime a new Beneficiary Designation.

b)	If any Designated Beneficiary predeceases the Executive, or if any corporation, partnership, trust or other entity which is a Designated Beneficiary is terminated or dissolved or becomes insolvent or is adjudicated bankrupt prior to the date of the Executive's death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall receive the amount payable pursuant to paragraph 2(d):

i)	his wife, if she is living; otherwise
ii)	his then living descendants, per stirpes; and otherwise
iii)	his estate.

4.	Miscellaneous.

a)	The right of the Executive or any other person to any payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered.

b)	If the Company shall find that any person to whom any amount is payable under this Agreement is unable to care for his/her affairs because of illness or accident, or is under any legal disability, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative), may be made to the spouse, a child, a parent, or a brother or sister of such person, or to any party deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment shall be a complete discharge of the liability of the Company under this Agreement for such payment.

c)	This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

d)	The Executive is considered to be a general unsecured creditor of the Company with regard to the deferred compensation amounts to which this Agreement pertains.

e)	The deferred amounts under this Agreement are unfunded for tax and ERISA purposes.

f)	This Agreement is intended to comply with the provisions of Section 409A of the Code and shall be interpreted and construed accordingly. The Executive and the Company agree to amend this Agreement to the extent necessary in the future to satisfy any requirements of Section 409A of the Code or guidance provided by the Treasury with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:
LeRoy T. Carlson, Jr.

EXECUTIVE

Kenneth R. Meyers